Exhibit 10.1

Execution Version

Private and Confidential

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

SPIRE GLOBAL, INC.

AND

KPLER HOLDING SA

Dated as of April 25, 2025

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), is made and entered into as of April 25, 2025 (the “Effective Date”), by and between Spire Global, Inc., a Delaware corporation (“Seller Parent”), and Kpler Holding SA, a Belgian corporation (“Buyer”). Seller Parent and Buyer are referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

A. Seller Parent and Buyer have entered into that certain Share Purchase Agreement, dated as of November 13, 2024 (the “Purchase Agreement”), pursuant to which, among other things, Seller Parent agreed to cause it and certain of its subsidiaries to sell, transfer and deliver to Buyer, and Buyer agreed to cause it and certain of its subsidiaries to purchase, acquire and accept, the Purchased Equity(as defined in the Purchase Agreement).

B. The Purchase Agreement contemplates and requires the execution and delivery by the Parties of this Agreement, pursuant to which Seller Parent shall provide, or cause to be provided, certain transitional services described in this Agreement, subject to the terms and conditions set forth in this Agreement.

C. Seller Parent is not in the business or providing Transitional Services to unaffiliated third parties but is willing to provide transitional services to the Business and the Target Companies as an accommodation to Buyer in connection with the execution of the Purchase Agreement in order to facilitate the operation of the Business and the Target Companies following Buyers’ acquisition of the Purchased Equity.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS
Section 1.1
Definitions. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement have the meaning ascribed to such terms in the Purchase Agreement.
Section 1.2
Interpretation. When a reference is made in this Agreement to a Section, Article, Schedule, Annex or Exhibit such reference shall be to a Section, Article, Schedule, Annex or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Schedule, Annex or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule, Annex or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules, Annexes and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this

Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” when used in this Agreement is not exclusive. The word “will” when used in this Agreement is to be construed to have the same meaning and effect as the word “shall.” References to days when used in this Agreement mean calendar days unless otherwise specified.
ARTICLE II

SERVICES
Section 2.1
Performance.
(a)
Subject to the terms and conditions set forth herein, Seller Parent shall provide, or cause to be provided, to the Target Companies, the transitional services described in Schedule A (as may be amended or supplemented pursuant to the terms of this Agreement, including pursuant to a Service Order or Change Order, the “Transitional Services”). In the event of any irreconcilable conflict between the provisions of the main body of this Agreement and the express terms of Schedule A, Schedule A shall prevail.
(b)
Seller Parent may supplement, modify, substitute or otherwise alter any of the Transitional Services from time to time in a manner that is generally consistent with supplements, modifications, substitutions or alterations made for similar services provided or otherwise made available by Seller Parent or its Affiliates to itself or its own retained businesses or the business of its Affiliates; provided that Seller Parent shall provide Buyer with prior written notice of such supplement, modification, substitution or alteration that would reasonably be expected to be material to Buyer; provided further that, with respect to emergency system and data security updates (e.g., security patches) or in situations where such notice is not reasonably practical given the service involved, Seller Parent may deploy any such supplement, modification, substitution or alteration to the Transitional Services in connection with such updates without prior written notice to Buyer (provided that Seller Parent provides written notice to Buyer of such supplement, modification, substitution or alteration to the Transitional Service as soon as practicable after deployment).
(c)
Seller Parent shall have the right to suspend or otherwise deny access to, or use of, all or any part of the Transitional Services, without incurring any resulting obligation or liability, if: (i) Seller Parent receives a governmental order that expressly or by reasonable implication requires Seller Parent to do so; (ii) the provision of such Transitional Service would violate or give rise to a liability under any Law; (iii) Seller Parent believes, in its reasonable discretion, and reasonably demonstrates to Buyer, that due to developments or circumstances first discovered or arising after the date of the Purchase Agreement that: (A) Buyer or any person accessing such Transitional Services on behalf of the Business has materially failed to comply with, any term of this Agreement, accessed or used the Transitional Services beyond the scope of the rights granted or for a purpose not authorized under this Agreement, (B) the use of the Transitional Services will unavoidably (despite deployment of reasonable efforts by Seller Parent) and materially damage or cause material harm to Seller Parent’s operations, systems or infrastructure, or (C) the provision of such Transitional Service may will unavoidably (despite deployment of reasonable efforts by Seller Parent) and materially impair the use of the Transitional Services for the business or operations of Seller Parent or its Affiliates; or (iv) this Agreement expires or is terminated in accordance with its terms. Seller Parent will act in good faith to tailor the scope and duration any suspension or denial of access as narrowly as reasonably possible to have the most minimal impact possible on the Buyer and its Affiliates (including the Target Companies), the conduct of the Business and the Transitional Services. Prior to or promptly after instituting any such suspension or denial of access, and only insofar as it is permitted by applicable Law, Seller Parent will notify Buyer of such suspension or denial of access. In respect of (i), (ii) and (iii)(B) and (C), the Seller Parent shall use reasonable efforts to cure the underlying reason giving rise to such suspension or denial of access and reinstate the affected Transitional Service.
Section 2.2
Commencement Date. Unless specified otherwise in Schedule A or in a Service Order or Change Order, Seller Parent shall begin to provide each Transitional Service on the Closing Date (as defined in the Purchase Agreement) for the corresponding “Service Period” specified in Schedule A or in a Service Order or Change Order (the “Service Initial Term”). Notwithstanding Section 2.5, except as otherwise provided in Schedule A, the Buyer shall have the right at any time and from time to time, to extend the Service Initial Term of a Transitional Service by giving the Seller Parent no less than thirty (30) days’ written notice prior to expiry of the Service Initial Term, subject to mutual agreement as to incremental Service Fees (for the avoidance of any doubt, this includes a right to request an extension of the Service Initial Term of the Data Supply Service under Annex A to Schedule A of this Agreement). Such notice shall indicate the duration of the extension requested by the Buyer, which shall not exceed three (3) months beyond the end of the Service Initial Term or such longer period as the Parties may agree in writing.
Section 2.3
Service Standards. Subject to the terms and conditions of this Agreement, Seller Parent shall perform, or cause the Transitional Services to be performed: (i) in a manner, including to a scope, volume and standard, that is generally consistent, in all material respects, with the manner, including scope, volume and standard, in which such Transitional Services were generally performed by Seller Parent for the Target Companies and the Business in the twelve (12) months immediately prior to the Effective Date, provided that such standard shall not be lower than the standard in which Seller Parent generally performs similar services for its own retained businesses after the Effective Date, except as Transitional Services may differ because of the need (a) to follow legal corporate formalities, and (b) to keep the data that is generated solely for the Target Companies or the Business by Seller Parent (including any data that includes, incorporates or is derived from any Company Data) (“Buyer Data”) separate from other data (collectively, the “Service Standard”) and (ii) in respect of Transitional Services that consist of third-party services, at a comparable standard at that which benefits the Seller Parent or any of its Affiliates.
Section 2.4
Subcontractors and Personnel.
(a)
Seller Parent may, at Seller Parent’s discretion, subcontract the performance of any of the Transitional Services to another provider, including third parties and Seller Parent’s Affiliates (each, a “Subcontractor”). Seller Parent shall be Buyer’s sole point of contact regarding the Transitional Services, including with respect to payment. Seller Parent shall not be relieved of any of its obligations under this Agreement as a result of the provision of Transitional Services by any Subcontractor and shall remain fully liable to Buyer for the acts and omissions of any Subcontractor in connection with the performance or non-performance of such obligations, as if such acts or omissions were the acts or omissions of the Seller Parent.
(b)
Seller Parent, its Affiliates and its and their respective Subcontractors may, in their sole discretion, (i) designate which personnel they will assign to perform the Transitional Services, and (ii) remove and replace such personnel at any time. In performing their respective duties hereunder, all such personnel shall be under the direction, control and supervision of Seller Parent, its Affiliates and its and their respective Subcontractors, and the foregoing shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of their respective personnel.
(c)
So long as any employees of Seller Parent or any of its Affiliates are providing the Transitional Services, (i) such employees will remain employees of Seller Parent or such Affiliate, as applicable, and shall not be deemed to be employees of Buyer or any of its Affiliates for any purpose, and (ii) Seller Parent or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses, commissions and employee benefits and the withholding and payment of all applicable taxes relating to such employees.
Section 2.5
Additional or Changed Services. Buyer may request, by written notice to Seller Parent, additional services in connection with any of the Transitional Services (each such request, a “Service Request”) or a change to the nature, volume, manner or duration of execution of any of the Transitional Services (each such request, a “Change Request”). Seller Parent shall consider each Service Request and Change Request in good faith; provided that Buyer acknowledges that Seller Parent is not obligated to agree to a Service Request or Change Request. Each Service Request shall include a detailed description of the services requested and the proposed duration and cost of such services. Each Change Request shall include a detailed description of the services requested to be so changed. If Seller Parent agrees to a Service Request or a Change Request, the Parties shall document the Service Request or Change Request, respectively, in writing, in a document executed by both Parties (a “Service Order” or “Change Order”, respectively) or by amendment to Schedule A in accordance with the terms of this Agreement.
Section 2.6
Omitted Services. Notwithstanding Section 2.5., if, within thirty (30) days from the Effective Date, the Buyer first identifies a service which (i) is not included in the Transitional Services, (ii) is not an Excluded Service, (iii) benefitted the Business and/or was provided to a Target Company during the twelve (12) month period prior to the Effective Date, and (iv) is necessary for the operation of the Business and not readily replaceable by Buyer (each, an “Omitted Service”), the Buyer may request, by written notice to the Seller Parent, the provision of such Omitted Service. At the request of the Buyer, the Seller Parent shall provide or procure the provision of such Omitted Service as if it were a Transitional Service for a Service Period of up to twelve (12) months from the Closing Date (i.e., ending no later than the first anniversary of the Closing Date) (unless extended in accordance with Section 2.2). The Parties shall amend Schedule A to include the Omitted Service. The Service Fees for such Omitted Service shall be as calculated on the basis of the actual, reasonable and documented costs (on a fully loaded, pass-through basis)

of the Seller Parent of providing, or procuring the provision of, the Omitted Service unless otherwise agreed by the Parties in writing.
Section 2.7
General Obligations of Business. Buyer is responsible for the acts or omissions of the Target Companies and for the Target Companies’ compliance with the obligations of Buyer under this Agreement. Any breach by the Target Companies of such obligations under this Agreement shall be deemed a breach by Buyer of the terms of this Agreement. Buyer shall cause the Target Companies to: (a) comply with (i) any express conditions or requirements imposed on it under this Agreement in relation to the Transitional Services and (ii) the reasonable and lawful directions of Seller Parent as to the use of the Transitional Services; (b) not use the Transitional Services in breach of any applicable Laws; (c) not tamper with or hinder the operation of, or make unauthorized modifications to, any asset or system made available as part of the Transitional Services; and (d) comply with the terms of any third-party or Governmental Authority agreement, approval or consent with or between Seller Parent or its Affiliates and any third party under which Seller Parent provides the Transitional Services provided that any such terms are notified in writing to the Buyer a reasonable period in advance.
Section 2.8
Transition. The Parties acknowledge the transitional nature of the Transitional Services. Accordingly, subject to the requirements of the Hold Separate Orders (as defined below), Buyer shall use reasonable efforts during the Term to transition each Transitional Service to its own internal organization or to obtain alternate third-party sources to provide the Transitional Services.
Section 2.9
Accommodation. Buyer acknowledges and agrees that Seller Parent is providing the Transitional Services, or causing the Transitional Services to be provided, to Buyer as an accommodation to Buyer to allow Buyer a period of time to obtain similar services for itself, and Seller Parent is not a commercial provider of such services.
Section 2.10
Hold Separate Orders.
(a)
The Parties acknowledge that, as at or immediately following Closing, the Buyer Parties are or will become subject to, and the recipient of, certain Orders and directions of and from certain Governmental Authorities (including an Interim Enforcement Order of the UK Competition and Markets Authority and a ‘hold separate’ direction of the U.S. Department of Justice) requiring that the Business should, subject to any Derogations, be carried on separately, and at arm’s length, from the business and operations of the Buyer Parties (such Orders and directions, together with any similar Order or direction of or from any Governmental Authorities, collectively, the “Hold Separate Orders” and each, a “Hold Separate Order” and the Business as carried out under the Hold Separate Orders (subject to any Derogations), the “Held Separate Business”). For the avoidance of doubt, as used herein, the Held Separate Business: (A) refers to the Business as carried on separately, and at arm’s length, for so long as necessary under the last to lapse or to be withdrawn Hold Separate Order (the “Hold Separate Period”) and subject to appropriate safeguards as necessary to comply with such Hold Separate Orders, including appropriate firewalls and/or sequestering of Business Employees; and (B) includes any Personnel of the Buyer Parties who is dedicated to provide services to, or for the benefit of, the Held Separate Business subject to appropriate safeguards as necessary to comply with the Hold Separate Orders, including appropriate firewalls and access limitations.
(b)
The Parties shall reasonably collaborate and act in good faith to facilitate adherence to the Hold Separate Orders in accordance with their terms, where applicable with respect to Seller Parent, in consideration of Buyer Parent’s payment of the Service Fees hereunder and within the limits of Seller Parent’s obligations set out in or contemplated by this Agreement.
(c)
Furthermore, and without limiting the generality of the foregoing, the Parties acknowledge and agree that for the Hold Separate Period: (i) Buyer can at its discretion direct (including as a direction from Buyer noted to be required to adhere to any Hold Separate Order(s) in Schedule A) Seller Parent to: (A) suspend commencement or provision of any part(s) of certain Transitional Services which would contravene or conflict with any Hold Separate Order (it being understood that any such suspension shall not relieve Buyer of its obligations hereunder or result in any reduction in the amounts payable hereunder with respect to Seller Parent’s performance of such Transitional Services); and/or (B) provide any part(s) of certain Transitional Services only to and for the benefit of the Held Separate Business, in each case, if and for so long as Buyer reasonably and in good faith considers provision of those Transitional Services would otherwise cause it to violate any Hold Separate Order; (ii) Seller Parent shall not unreasonably condition, withhold or delay any Change Request (nor the implementation thereof) that Buyer makes in good faith to adhere to a Hold Separate Order or any other Order of a Governmental Entity, and any amended or additional Transitional Services covered by such Change Request shall be provided at reasonable Service Fees calculated on the basis of the actual, reasonable and documented costs (on a fully loaded, pass-through basis); (iii) the Transitional Services shall be performed at the direction of the Held Separate Business; and (iv) the Business Employees shall remain within the Held Separate Business and keep all data, information and activities related to or in furtherance of the Held Separate Business within the Held Separate Business’ IT systems. The foregoing statement at Section 2.10(c)(iv) applies to all Transitional Services as are reasonably necessary to comply with any Hold Separate Orders.
(d)
As used in this Agreement, “Derogations” means any derogations within the meaning given in the Interim Enforcement Order of the UK Competition and Markets Authority and any other derogation, exception or consent approved by the relevant Governmental Authority).
Section 2.11
Mandated Divestment.
(a)
In light of the Hold Separate Orders, it is acknowledged that, following Closing, Buyer may be required pursuant to Order(s) of one or more Governmental Authorities (including the UK Competition and Markets Authority or U.S. Department of Justice) to sell or transfer the Business or certain assets, liabilities, business units or divisions thereof (“Divested Business”) to a third‑party Person (“New Buyer”) and, where relevant, certain of that New Buyer’s Affiliates (a “Divestment Order”).

Section 2.12
Continued Assistance. In the event that Buyer receives any such Divestment Order, notwithstanding any other provision in this Agreement:
(a)
Buyer may make available the Transitional Services relevant to the Divested Business to the New Buyer, and Seller Parent shall continue to provide the Transitional Services relevant to the Divested Business on the terms of this Agreement to and for the benefit of New Buyer and its nominated Affiliates as if the New Buyer and those Affiliates were each a direct party to this Agreement;
(b)
Seller Parent shall in good faith provide assistance and services reasonably requested by the Buyer to facilitate its adherence to any Divestment Order and/or required by any relevant Governmental Entity to give effect to and assist in the continuation of the supply of the Transitional Services relevant to the Divested Business on the terms of this Agreement to and for the benefit of New Buyer and its nominated Affiliates; provided that the Buyer shall pay Seller Parent for its actual, reasonable and documented costs (on a fully loaded, pass-through basis) in providing such assistance and services under this Agreement to the extent they are outside of the scope of, or involve an increase in the cost of performing or delivering, the Transitional Services not covered by the Enhanced Service Costs; and provided, further, that Seller Parent shall not be obligated by this (b) to provide assistance or services beyond the types of assistance and services contemplated by this Agreement, but shall act reasonably in considering any request for such assistance or services under this (b);
(c)
any provision of this Agreement that would otherwise restrict Buyer from making available the Transitional Services relevant to the Divested Business to any New Buyer and its nominated Affiliates as contemplated by (a) and (b), above, shall not apply;
(d)
without limitation to (a) to (c), the Buyer shall be entitled to assign, novate or transfer its rights and obligations under this Agreement (including with respect to the Data Supply Service) to any New Buyer and/or its nominated Affiliates, in whole or in part, in which case Seller Parent shall enter into and execute any documentation reasonably required by any Governmental Entity for the purpose of effecting any such assignment, novation or transfer (subject to agreement of commercial terms (such commercial terms to be negotiated in good faith by the relevant parties)); provided that no assignment, novation or transfer shall release Buyer of its obligations hereunder which are not assumed by the New Buyer, its nominated Affiliate(s) or any other Person in connection with or as part of such assignment, novation or transfer) unless: (i) the New Buyer is able to demonstrate to Seller Parent’s reasonable satisfaction (not to be unreasonably, withheld condition or delayed) that it is as creditworthy as Buyer or otherwise suitably creditworthy; or (ii) Seller Parent has been offered an appropriate payment guarantee, letter of credit or similar by New Buyer, its Affiliate(s), any Buyer Party or another Person of adequate creditworthiness);
(e)
without limitation to (d), Seller Parent agrees that:
(i)
as soon as reasonably possible following a Divestment Order, where requested by the Buyer, New Buyer or any Governmental Entity, it shall act in good faith to enter into a direct agreement with the New Buyer, and, where relevant, its nominated Affiliates, concerning the continued provision to the New Buyer and those Affiliates of (A) the Transitional

Services relevant to the Divested Business and (B) if and to the extent reasonably agreed by Seller Parent, any other additional services historically provided by Seller Parent or its Affiliates to the Divested Business and reasonably necessary to allow the efficient and effective transfer of the Divested Business to New Buyer and those Affiliates and the continued conduct of the Divested Business in the manner and to the standard conducted by the Seller Parties as at the Closing Date during a reasonable transition period, subject to agreement of commercial terms between Seller Parent and the New Buyer, and, where relevant, its nominated Affiliates (a “New Buyer Agreement”);
(ii)
any New Buyer Agreement shall be: (A) on terms at least as beneficial to the New Buyer and its relevant Affiliates as those set out in this Agreement; and (B) sufficient to enable the New Buyer and those Affiliates to conduct the Divested Business substantially in the manner and to the standard conducted by the Seller Parties as at the Closing Date and the efficient and effective transfer of the Divested Business to the New Buyer and those Affiliates, provided the scope and standard of services shall not be materially greater than contemplated by this Agreement; provided that Seller Parent will not be obligated hereunder to agree to terms and conditions in the New Buyer Agreement that are materially less favorable to Seller Parent and its Affiliates than the terms and conditions of this Agreement;
(iii)
this Agreement shall, as applicable having regard the Divestment Order and any parts of the Business that Buyer may be permitted to retain pursuant thereto, be either: (A) amended to remove the Transitional Services that are the subject of the New Buyer Agreement from its scope; or (B) where there are no parts of the Business retained by Buyer that require continued provision of any Transitional Services, terminated on notice by Buyer; provided that such amendment or termination shall not release Buyer of its obligations or liabilities to Seller Parent arising hereunder which are not assumed by the New Buyer, its nominated Affiliate(s) or any other Person in connection with or as part of such New Buyer Agreement (having regard always to (iv)); and
(iv)
in connection with a New Buyer Agreement, the Service Fees, Termination Fees and Other Costs payable by Buyer hereunder may be reallocated to the New Buyer Agreement so long as (A) no such reallocation shall affect Buyer’s liability to Seller Parent arising under (f); (B) Seller Parent is compensated for any incremental cost incurred as a result of the transition of the services from Buyer to New Buyer or the duplicative provision of services to both Buyer and New Buyer; (C) such amounts as would be payable under the New Buyer Agreement, as so reallocated, in consideration of, or in connection with, the equivalent Transition Services to be provided under that New Buyer Agreement are not reduced from the amounts which would be received by Seller Parent under this Agreement for Transitional Services (having first taken account of and deducting from such amounts Buyer’s liability to Seller Parent arising under (f)) but for such reallocation, and (D) either: (i) the New Buyer is able to demonstrate to Seller Parent’s reasonable satisfaction (not to be unreasonably, withheld condition or delayed) that it is as creditworthy as Buyer or otherwise suitably creditworthy; or (ii) Seller Parent has been offered an appropriate payment guarantee, letter of credit or similar by New Buyer, its Affiliate(s), any Buyer Party or another Person of adequate creditworthiness; and
(f)
of the Base Service Fee $6.5 million are guaranteed and shall be payable pursuant to (f)(i) even in the event of an amendment or termination of this Agreement pursuant to (d) occurring prior to the first anniversary of the Effective Date which would have the effect of otherwise releasing Buyer of its obligation to pay the then-unpaid remainder of the total Base Service Fees which would have come payable during the remainder of the first year of the Term but for such amendment or termination, Buyer shall pay to Seller Parent the result of the following calculation:
(i)
$541,666.66 (i.e., the result of: first, subtracting $1,000,000 from the total amount of the Base Service Fees; and then, dividing the remainder by twelve (12));

multiplied by

(ii)
the number of monthly installments of the Base Service Fees for the remainder of the first year of the Term not then paid or payable by Buyer pursuant to Section 9.2(a).

ARTICLE III

LIMITATIONS
Section 3.1
General Limitations.
(a)
Seller Parent shall have no obligation under this Agreement to provide services to any business or operations of Buyer other than providing the Transitional Services to the Business and the Target Companies. Notwithstanding anything to the contrary contained in this Agreement, Seller Parent shall not be obligated to provide, and shall not be deemed to be providing any services of a type described in Schedule B (“Excluded Services”).
(b)
Seller Parent and its Affiliates shall have no obligation to upgrade, enhance or otherwise modify any computer hardware, software or network environment used immediately prior to the Effective Date by the Business or otherwise, or to provide any support or maintenance services for any computer hardware, software or network environment that has been upgraded, enhanced or otherwise modified by or on behalf of Buyer unless and to the extent specifically agreed as part of the Transitional Services. Subject to Sections 2.3 and 2.5, in no event shall Seller Parent be required to make any customization to the Transitional Services (or the Seller Parent Systems (as defined below) or Seller Parent’s processes) that is unique to the Business.
(c)
In no event shall Seller Parent be obligated under this Agreement to maintain the employment of any specific employee.
(d)
Notwithstanding anything to the contrary herein, (i) subject to Section 2.11 and Section 2.12 (including any rights of a New Buyer and its Affiliates in accordance therewith), only the Buyer, the Target Companies and their Affiliates (in such case in relation to the Business only) shall accrue rights to access, use and receive the benefit of the Transitional Services under this Agreement, (ii) subject to Section 2.11 and Section 2.12 (including any rights of a New Buyer and its Affiliates in accordance therewith), Buyer shall not, directly or indirectly, resell or permit the use of any of the Transitional Services to or by any other Person, (iii) in no event shall Buyer, its Affiliates, or its or their respective employees, third-party technology consultants or other personnel modify, tamper with, or hinder the operation of, any Seller Parent System or the Transitional Services and (iv) neither Buyer, nor or any person accessing such Transitional Services on behalf of the Target Companies or the Business, shall use the Transitional Services in connection with any fraudulent, misleading, or unlawful activities.
Section 3.2
Work Processes, Rules and Procedures. In connection with the receipt and use of the Transitional Services, Buyer shall, and shall cause the Target Companies and its and their Representatives to, comply with Seller Parent’s then-current work processes, policies and procedures, including any all written access or use restrictions related to the Transitional Services to the extent notified in writing to the Buyer a reasonable period in advance, and Buyer acknowledges that Seller Parent’s ability to provide the Transitional Services is dependent on such compliance by Buyer, the Target Companies and their respective Representatives. Furthermore, Buyer shall comply with (a) any express conditions or requirements imposed on it under this Agreement in relation to the Transitional Services, and (b) the reasonable directions of Seller Parent as to the use of the Transitional Services.
Section 3.3
Third-Party Consents.
(a)
Seller Parent shall use reasonable efforts to obtain and to maintain in force for the Term, any license (including a modification to or extension or renewal of or replacement for an existing license), consent, approval, permission or waiver under its third-party agreements pertaining to any software, equipment, systems or other materials or associated services required in connection with Seller Parent’s performance of the Transitional Services as necessary to allow such third-party products and services to be used by the Target Companies and/or the Business in connection with the Transitional Services (each, a “Consent”). Buyer shall use reasonable efforts to cooperate with Seller Parent in obtaining such Consents from third parties. Buyer shall pay (or reimburse Seller Parent and its Affiliates for paying), on a pass-through basis, any documented fee, expense or other consideration required to be paid to a third party to obtain any Consent provided any such amount is notified in advance by the Seller Parent and agreed in writing in advance by the Buyer (a “Consent Fee”).
(b)
If, despite using reasonable efforts, Seller Parent is unable to obtain a Consent, the Buyer may: (i) contact the relevant third party provider directly in order to negotiate the terms relating to the provision of the relevant Content (or to make any other arrangement it deems appropriate), and the Seller Parent shall provide, or cause to be provided, reasonable assistance to enable the Buyer to do so (provided that such actions do not harm the goodwill or relationship of Seller Parent with such provider); and/or (b) request that the Parties shall work together in good faith to develop a mutually acceptable alternative arrangement that is sufficient to enable Seller Parent to provide, and the Business and Target Companies to receive, the Transitional Services without such Consent. Buyer shall bear all documented and actual costs of such alternative arrangements imposed by the third-party (on a pass-through basis) provided it is agreed by the Buyer in advance in writing. If such alternative arrangement cannot be agreed upon by the Parties the Buyer may terminate the affected Transitional

Services by written notice to the Seller Parent, in which case the Service Fees shall be equitably adjusted to account for such terminated Transitional Services. Subject to Seller Parent’s compliance with this Section 3.3(b), Seller Parent shall have no obligation to (and no liability for failing to) perform the Transitional Services for which a Consent has not been obtained, unless and until such Consent is obtained. If the Consent(s) required to provide a Transitional Service is not obtained by the Seller Parent pursuant to this Section 3.3, the Service Fees for such Transitional Service shall be equitably reduced to account for the reduction in the level of service until and unless the relevant Consent(s) has been obtained (except to the extent that Seller Parent is unable to recover the underlying costs of such Transitional Service or realize a corresponding benefit therefrom).
Section 3.4
Third-Party Agreements and Applicable Laws. Buyer acknowledges and agrees that any Transitional Services provided through third-parties or using third party Intellectual Property are subject to the terms and conditions of any applicable agreements between Seller Parent or its Affiliates and such third parties. Buyer agrees to comply, and to cause the Target Companies and its and their respective Affiliates to comply, with the terms and conditions of any such applicable third-party agreements to the extent notified in writing to the Buyer a reasonable period in advance.
Section 3.5
Excuse of Performance. Seller Parent’s delay in performing, or failure to perform, its obligations under this Agreement shall be excused if and to the extent such delay or nonperformance is caused by (a) the acts or omissions of Buyer or the Target Companies or a third party acting for or on behalf of Buyer or the Target Companies or (b) the failure of Buyer or the Target Companies or such third party to perform any obligations of Buyer or the Target Companies under this Agreement. Seller Parent shall use reasonable efforts to perform its obligations notwithstanding such act, omission or failure by Buyer or the Target Companies; provided that Buyer reasonably cooperates with Seller Parent to remedy such act, omission or failure by Buyer or the Target Companies and Buyer shall be responsible for any additional documented and reasonable costs (on a pass through basis) incurred by Seller Parent in connection with performing the Transitional Services as a result of such act, omission or failure.
ARTICLE IV

SECURITY
Section 4.1
Access to the Seller Parent Systems. Buyer shall, and shall cause its personnel who have access to any systems of Seller Parent or its Affiliates or third-party providers (“Seller Parent Systems”) to, limit their access to those portions of the Seller Parent Systems for which they are authorized in connection with their receipt and use of the Transitional Services. Buyer shall (a) limit such access to those of Buyer and Target Companies’ personnel who are specifically authorized by Seller Parent to use the Seller Parent Systems, (b) upon Seller Parent’s request, provide to Seller Parent a written list of the names of all such personnel who have been granted such access, and (c) comply with Seller Parent’s (or, as applicable, its Affiliates’ or Subcontractors’) then-current information security rules and procedures to the extent made available in writing to Buyer in advance (the “IS Procedures”). All user identification numbers and passwords disclosed to Buyer for access to the Seller Parent Systems shall be deemed to be, and shall be treated as, the confidential information of Seller Parent and shall be treated in accordance with Article VIII. If reasonably required by Seller Parent acting in good faith and within a reasonable period in advance, prior to having access to any Seller Parent System, Buyer shall cause its personnel to execute and deliver to Seller Parent agreements with Seller Parent or otherwise confirm in writing their agreement to comply with such IS Procedures to the extent reasonable and relevant to the access being granted.
Section 4.2
Right to Deny Access. If at any time Seller Parent reasonably believes or determines that (a) any Buyer personnel has sought to violate or circumvent, or has violated or circumvented, applicable Laws with respect to their use and access to the Seller Parent Systems or IS Procedures, (b) any unauthorized Buyer personnel have accessed the Seller Parent Systems or (c) any Buyer personnel pose a risk to the Seller Parent Systems or have engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information, or any other form of loss or damage to Seller Parent or its Affiliates, then Seller Parent may immediately suspend, deny or terminate access to the Seller Parent Systems by any such Buyer personnel and shall as promptly as practicable notify Buyer in writing of the name(s) of such Buyer personnel and the circumstances surrounding such occurrence.
Section 4.3
Notifications to Seller Parent. Buyer shall (a) cooperate with Seller Parent in investigating any apparent or suspected unauthorized access by the Buyer’s personnel to the Seller Parent Systems or any apparent or suspected unauthorized access or use of data and information within those Seller Parent Systems by the Buyer’s personnel and (b) so that Seller Parent can timely revoke access to the Seller Parent Systems, notify Seller Parent promptly in writing (i) when any Buyer personnel are no longer employed or engaged by Buyer or its Affiliates, and (ii) when any Buyer personnel no longer have a need to access the Seller Parent Systems.
Section 4.4
Additional Security Measures. Seller Parent may, from time to time, implement new or modified physical or information security measures with respect to the Transitional Services as Seller Parent, in its sole discretion, deems necessary or appropriate, including measures that may (a) affect the manner in which the Transitional Services are provided or (b) address new security-related issues, including compliance with applicable Laws related to security and issues in connection with new technologies or threats.
Section 4.5
Access to the Buyer Systems. Seller Parent shall, and shall cause its personnel who have access to any systems of Buyer, the Target Companies or any of its or their Affiliates or subcontractors (“Buyer Systems”) to, limit their access to those portions of the Buyer Systems for which they are authorized in connection with the delivery of the Transitional Services and the performance of this Agreement. Seller Parent shall (a) limit such access to those of Seller Parent’s personnel who are specifically authorized by Seller Parent to use the Buyer Systems, (b) upon Buyer’s request, provide to Buyer a written list of the names of all such personnel who have been granted such access, and (c) comply with Buyer’s (or, as applicable, its Target Companies’, its or their Affiliates’ or its or their subcontractors’) then-current information security rules and procedures to the extent made available in writing to Seller Parent in advance (the “Buyer IS Procedures”). All user identification numbers and passwords disclosed to Seller Parent for access to the Buyer Systems shall be deemed to be, and shall be treated as, the confidential information of Buyer and shall be treated in accordance with Article VIII. If reasonably required by Buyer acting in good faith and within a reasonable period in advance, prior to having access to any Buyer System, Seller Parent shall cause its personnel to execute and deliver to Buyer agreements with

Buyer or otherwise confirm in writing their agreement to comply with such Buyer IS Procedures to the extent reasonable and relevant to the access being granted.
Section 4.6
Right to Deny Access. If at any time Buyer reasonably believes or determines that (a) any Seller Parent personnel has sought to violate or circumvent, or has violated or circumvented, applicable Laws with respect to their use and access to the Buyer Systems or Buyer IS Procedures, (b) any unauthorized Seller Parent personnel have accessed the Buyer Systems or (c) any Seller Parent personnel pose a risk to the Buyer Systems or have engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information, or any other form of loss or damage to Buyer, the Target Companies or its or their Affiliates, then Buyer may immediately suspend, deny or terminate access to the Buyer Systems by any such Seller Parent personnel and shall as promptly as practicable notify Seller Parent in writing of the name(s) of such Seller Parent personnel and the circumstances surrounding such occurrence. However, Buyer acknowledges that Seller Parent’s ability to perform the Transitional Services may be dependent upon such access and, without prejudice to any other rights or remedies available to Buyer with respect to the circumstances giving rise to any such denial of access, Seller Parent shall not be liable to Buyer to the extent such liability arises as a result of its failure to provide the Transitional Services in accordance with this Agreement due to such denial of access, provided Seller Parent shall use reasonable efforts to mitigate such failure.
Section 4.7
Notifications to Buyer. Seller Parent shall (a) cooperate with Buyer in investigating any apparent or suspected unauthorized access by the Seller Parent’s personnel to the Buyer Systems or any apparent or suspected unauthorized access or use of data and information within those Buyer Systems by the Seller Parent’s personnel and (b) so that Buyer can timely revoke access to the Buyer Systems, notify Buyer promptly in writing (i) when any Seller Parent personnel are no longer employed or engaged by Seller Parent or its Affiliates, and (ii) when any Seller Parent personnel no longer have a need to access the Buyer Systems.
Section 4.8
Additional Security Measures. Buyer may, from time to time, implement new or modified physical or information security measures with respect to the Buyer Systems as Buyer, in its sole discretion, deems necessary or appropriate, including measures that may address new security-related issues, including compliance with applicable Laws related to security and issues in connection with new technologies or threats. However, Seller Parent shall not be liable to Buyer to the extent such liability arises as a result of its failure to provide the Transitional Services in accordance with this Agreement due to the implementation of such new or modified measures, provided Seller Parent shall use reasonable efforts to mitigate such failure.
ARTICLE V

TERM AND TERMINATION
Section 5.1
Term. This Agreement shall commence on the Effective Date and terminate upon the last to expire of the Service Periods set forth with respect to the Transitional Services, unless earlier terminated in accordance with its terms (the “Term”). For each Transitional Service, Seller Parent’s obligations to provide such Transitional Service shall not extend past the earlier of the end of the corresponding “Service Period” (as may be extended pursuant to Section 2.2 or pursuant to Section 2.10) and the expiration of the Term (except as may otherwise be mutually agreed by the Parties). For the avoidance of doubt, if one or more, but less than all, of the

Transitional Services expire or are terminated, this Agreement will be deemed to have expired or been terminated with respect to such Transitional Services but will continue in full force and effect with respect to any of the Transitional Services not so expired or terminated.
Section 5.2
Termination. In addition to as otherwise provided in this Agreement:
(a)
Seller Parent may terminate this Agreement or suspend performance of its obligations hereunder upon written notice to Buyer if Buyer materially breaches this Agreement (including a failure to pay an undisputed invoice when due) and fails to cure such breach within twenty (20) Business Days after Seller Parent provides Buyer with written notice of such breach.
(b)
Buyer may terminate (i) this Agreement upon written notice to Seller Parent in the event Seller Parent materially breaches this Agreement and fails to cure such breach (if capable of remedy) within twenty (20) Business Days after Buyer provides Seller Parent with written notice of such breach, or (ii) a Transitional Service (except, for the avoidance of doubt, the access rights granted under paragraphs 3.3 and 3.4 of Annex A to Schedule A of this Agreement) for any reason upon thirty (30) days’ prior written notice.
(c)
Either Party may terminate this Agreement upon written notice having immediate effect in the event that the other Party (i) files for bankruptcy, (ii) becomes or is declared insolvent or is the subject of any proceedings (that are not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver or similar officer, (iii) makes an assignment for the benefit of all or substantially all of its creditors, (iv) takes any corporate action for its winding up, dissolution or administration or (v) enters into an agreement for the extension or readjustment of substantially all of its obligations, or if it suffers any foreign equivalent to any of the foregoing.
Section 5.3
Effect of Termination.
(a)
Within thirty (30) days after the termination or expiration of this Agreement or any Transitional Service, Buyer shall pay to Seller Parent (i) all amounts accrued for Transitional Services and work performed prior to termination or expiration that have not then already been paid and (ii) if this Agreement or any Transitional Service is terminated early by Buyer pursuant to Section 5.2(b)(ii) or terminated by Seller Parent pursuant to Section 5.2(a) or Section 5.2(c), an amount equal to Seller Parent’s documented, actual and reasonable out-of-pocket expenses, on a pass-through basis, including early termination charges, wind-down costs, minimum volume make up fees, and other fees and costs payable or that have been paid in advance by Seller Parent (or any of its Affiliates), to the extent that they arise as a result of or in connection with the early termination of this Agreement or any Transitional Service, including unamortized costs that Seller Parent or its Affiliates previously incurred or are required to pay for services, equipment, licenses or other assets used for the provision of the terminated Transitional Services (collectively, “Termination Fees”).
(b)
Expiration or termination of this Agreement or any Transitional Service shall not act as a waiver of any breach of this Agreement and shall not act as a release of either Party from any liability or obligation incurred under this Agreement through the effective date of such expiration or termination, including with respect to any Service Fees or expenses that accrued on or before the effective date of such expiration or termination.
(c)
The following provisions, any other provision hereof which is expressly or by implication intended to come into force or continue in force on or after such termination, shall survive any termination or expiration of this Agreement and shall continue in full force and effect thereafter: Article I, Section 2.11, Section 2.12, Section 4.3, this Section 5.3, Section 6.2, Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and Article XIII.
ARTICLE VI

SERVICE MANAGERS/DISPUTE RESOLUTION
Section 6.1
Service Managers. Each Party shall designate one or more service managers (each a “Service Manager”), who will be directly responsible for coordinating and managing the delivery or receipt of specific Transitional Services for such Party and who will have the authority to act on such Party’s behalf with respect to matters relating to such specific Transitional Services under this Agreement. Each Party’s initial Service Manager is set forth in Schedule A attached hereto. The Service Managers will discuss progress in the transition of the Transitional Services hereunder and may establish a set of procedures, including frequency of meetings and reporting, and other reasonable structures for their cooperation and the cooperation of the Parties in the execution of their obligations pursuant to this Agreement. Unless otherwise agreed to by the Parties, all communications relating to this Agreement and the Transitional Services shall be directed to the applicable Service Managers. With respect to matters relating to the Transitional Services or under this Agreement requiring dispute resolution, the Parties and their respective Service Managers will follow the dispute resolution process outlined in Section 6.2. Each Party may, in its sole discretion, replace their respective Service Manager from time to time with a substitute manager upon written notice to the other Party.
Section 6.2
Informal Dispute Resolution. The Parties agree that any dispute arising out of or relating to this Agreement (a “Dispute”) shall be first submitted for resolution to the Service Managers. If the Service Managers fail to resolve a Dispute within a reasonable time following its submission to the Service Managers, but in no event more than ten (10) Business Days thereafter, then, at the request of either Party, such Dispute shall be submitted to a senior officer of each of the Parties, and such senior officers shall attempt in good faith to resolve the Dispute. If such senior officers cannot resolve the Dispute within a reasonable time, but in no event more than twenty (20) Business Days after a submission, then either Party may any available remedies provided under this Agreement with respect to such Dispute. The Parties agree that all discussions, negotiations and other information exchanged between the Parties during the foregoing escalation proceedings shall be without prejudice to the legal position of a Party in any subsequent litigation, mediation or arbitration proceeding.
ARTICLE VII

DATA AND INTELLECTUAL PROPERTY
Section 7.1
Ownership of Buyer Data. Buyer shall own all rights, title and interest, including all Intellectual Property, in and to: (i) the Buyer Data and (ii) any deliverables, works of authorship and materials developed, written or prepared (in whatever media) by or on behalf of the Seller Parent under this Agreement and in the course of providing the Transitional Services to the extent relating to the Business (the “Deliverables”, and together with the Buyer Data, the “Buyer IP”); but excluding any preexisting data, works of authorship and materials of any of the Seller Parent and its Affiliates that are incorporated into any Deliverables and any AIS or AIS‑derived data (excluding, in each case, SAT S-AIS Data and Source Data (as defined in Annex A to Schedule A)) made available to Buyer under the Data Supply Service (as defined in Schedule A) (“Background Seller Parent IP”). Nothing in this Agreement modifies the provisions of the Purchase Agreement with respect to Company Data. Seller Parent and its Affiliates shall be the sole and exclusive owners of all technical, administrative or other data relating to the Seller Parent Systems or the operation of the infrastructure used to the provide the Transitional Services (excluding the Buyer Data and the Company Data). The Seller Parent hereby assigns all of Seller Parents’ rights (including all Intellectual Property), title and interest in and to the Buyer IP to the Buyer, free of any liens, claims, encumbrances, security interests, licenses, or other third-party rights or claims, and without payment to Seller Parent (other than as expressly provided in this Agreement). The Seller Parent hereby grants to Buyer, a non-exclusive, fully paid-up, royalty-free, perpetual, irrevocable, worldwide, transferable and sublicensable (through multiple tiers) license to use, practice and exploit the Background Seller Parent IP to the extent necessary to enable the Buyer to take the benefit of the Transitional Services and the Deliverables, and/or to take the benefit of, and/or to conduct, the Business.
Section 7.2
Intellectual Property.
(a)
Ownership of Intellectual Property. Subject to the licenses expressly provided in Section 7.2(c), Section 7.3 and in Annex A to Schedule A, and Buyer’s rights in the Buyer IP pursuant to Section 7.1, nothing in this Agreement shall grant or transfer any rights, title or interests in any Intellectual Property invented or created before, on or after the Effective Date by or on behalf of a Party independently of this Agreement or its Affiliates or otherwise controlled by or licensed to Seller Parent or its Affiliates.
(b)
Development of Intellectual Property. Subject to Buyer’s rights in the Buyer IP pursuant to Section 7.1, as between the Parties, all Intellectual Property arising from the Transitional Services, shall be owned solely and exclusively by Seller Parent (“Excluded IP”).
(c)
Limited License to Use Seller Parent Work Processes and Software. To the extent required for Buyer and the Target Companies to receive the Transitional Services, Seller Parent grants to Buyer and the Target Companies a limited, nonexclusive, non-assignable license to use, during the Term, the Excluded IP and any software and other Intellectual Property owned by Seller Parent that is made available to Buyer and/or the Target Companies by Seller Parent solely for the purpose of permitting Buyer and the Target Companies to receive the Transitional Services.
Section 7.3
Trademark License. Without prejudice to the generality of Section 7.2(c), Seller Parent hereby grants, on behalf of itself and the Seller Parties, the Buyer Parties (including the Target Companies) a limited, nonexclusive, non-assignable, fully paid-up, royalty-free license, for the Hold Separate Period, to use the Seller Marks as part of the continued conduct of the Held

Separate Business in substantially the same manner those Seller Marks were used and with at least the same quality as how the products and services were provided in the conduct of the Business in the twelve (12) months immediately prior to the Closing Date only to the extent reasonably required by the Hold Separate Orders as interpreted reasonably and in good faith by Buyer and notified to Seller Parent. Buyer Parties (including the Target Companies) may grant sub-licenses under the foregoing license to use the Seller Marks to any third parties solely to the extent that such third parties provide services to, or otherwise assist, any of them in the ongoing operation of the Held Separate Business. All goodwill derived from any use of the Seller Marks under the foregoing license shall inure to the benefit of Seller Parent. Buyer Parties shall be liable for all of its and its sub‑licensees’ acts and omissions related to use of the Seller Marks. For the Hold Separate Period: (y) Buyer (including any permitted sub-licensees) shall use all reasonable efforts not to do, and shall, to the fullest extent permitted by the Hold Separate Orders, procure that the Target Companies (including any permitted sub-licensees) use all reasonable efforts not to do, any act or thing to prejudice or comprise the validity, enforceability, and/or Seller Parent's ownership, of the Seller Marks or any of them, or the reputation or goodwill associated with those Sellers Marks; and (z) Seller Parent shall use all reasonable efforts to pay all renewal fees and take all steps reasonably necessary to maintain any registrations for the Seller Marks. “Seller Marks” means any and all branding, trademarks, service marks, trade names, logos, slogan, marks, names, domain names, whether registered or unregistered (and all Intellectual Property Rights therein), used by Seller Parent or any of its Subsidiaries in connection with the Business in the twelve (12) months immediately prior to the Closing Date, including “Spire”, “Spire Global”, “DEEP NAVIGATION ANALYTICS”, “DEEPVISION” and “DEEPINSIGHTS” and any logos and stylized versions associated with the foregoing). Notwithstanding anything to the contrary in this Agreement, in the event that any of the Buyer Parties or Buyer Parties’ sublicensees are in breach of this Section 7.3, Seller Parent shall provide written notice to Buyer Parties of such breach and Buyer Parties shall promptly, and in no event less than twenty (20) Business Days, cure such breach. If Buyer Parties fail to cure such breach within the cure period, then Seller Parent shall have the right to terminate the license under this Section 7.3 immediately, without liability under any other provisions of this Agreement and Buyer Parties shall immediately cease all use of the Seller Marks.
Section 7.4
No Implied Licenses. Except as expressly set forth in this Agreement, the Purchase Agreement and/or the Ancillary Agreements, nothing in this Agreement shall be deemed to grant to Buyer, by implication, estoppel or otherwise, license rights, ownership rights or any other Intellectual Property rights in any technology, inventions, work processes, hardware, software or any other tangible or intangible assets owned, controlled or licensed by Seller Parent or any of its Affiliates.
Section 7.5
Data Processing Agreement. The Parties shall comply with their respective obligations set forth in the data processing agreement at Schedule C (“Data Processing Agreement”). In the case of any conflict between any of the provisions of this Agreement and the Data Processing Agreement with respect to the Parties’ data processing obligations, the provisions of the Data Processing Agreement shall prevail in preference to this Agreement.

ARTICLE VIII

CONFIDENTIALITY
Section 8.1
Definition of Confidential Information. As used in this Agreement, “Confidential Information” means, with respect to a Party, all non-public business or technical information (and documentation) of such Party and its Affiliates and its and their clients, customers, suppliers (including contractors) and other third parties doing business with such Party or its Affiliates, whether disclosed to, accessed by or otherwise learned by the other Party in connection with the performance of the Transitional Services under this Agreement, including: (a) the terms and conditions of this Agreement; (b) all information marked as confidential (or with words of similar meaning); (c) anything developed by reference to the information described in this definition; and (d) “inside information”, including material, nonpublic, price-sensitive corporate or market information relating to such Party and its Affiliates and its and their clients, customers, suppliers (including contractors) and other third parties doing business with such Party, that is acquired in connection with this Agreement.
Section 8.2
Obligations. Section 7.3(b) of the Purchase Agreement applies to Confidential Information under this Agreement as if set forth herein.
Section 8.3
Return of Confidential Information. Upon the request of a Party providing Confidential Information (a “Disclosing Party”) to the other Party and as directed by the Disclosing Party, the Party providing Confidential Information shall promptly return or erase and destroy, at the Disclosing Party’s direction, the Confidential Information of the Disclosing Party and written materials that contain, summarize or describe the Confidential Information of the Disclosing Party in its possession.
ARTICLE IX

FEES AND PAYMENT
Section 9.1
Service Fees. The total aggregate fees payable with respect to any and all Transitional Services (except as may be otherwise provided in Section 2.6 for Omitted Services) (the “Service Fees”) shall be (a) $7,500,000 (the “Base Service Fees”), (b) any Enhanced Service Costs (as defined below), and (c) any Extended Service Fees (as defined below). Furthermore, Buyer shall reimburse Seller Parent for all reasonable and documented out-of-pocket costs or disbursements (on a pass-through basis) incurred by Seller Parent or Affiliates in connection with their provision of the Transitional Services to the extent approved by the Buyer in writing in advance and not already expressly covered by any other payment obligations set out herein (such as the Enhanced Service Costs) (the “Other Costs”).
Section 9.2
Service Fees, cont’d.
(a)
The Base Service Fees are payable in consideration of Transition Services during the first twelve (12) months of the Term and shall be paid in twelve (12) equal monthly instalments, with the first instalment coming payable on the Effective Date with remaining instalments coming payable on each of the eleven (11) one-month anniversaries thereof until paid in full.

(b)
The “Enhanced Service Costs” are payable in consideration of adjustments to the scope of this Agreement after the date of the Purchase Agreement and shall be payable if the Hold Separate Period is in effect on the three-month anniversary of the Effective Date, in an amount equal to the actual, reasonable and documented costs (on a fully loaded, pass-through basis) incurred by the Seller Parent on or after such three-month anniversary for providing, or procuring the provision of, enhanced, expanded or incremental Transitional Services with respect to the following third-party services procured specifically for the benefit of the Held Separate Business and/or Business as part of the ‘IT’ Transitional Service and/or Annex B or Annex C to Schedule A: HubSpot full user access, Dealhub, Slack, Google Cloud Platform (GCP), AWS development and production accounts, Datadog, Zabbix, Splunk, Apigee, Github.com, Jira and Confluence. The Enhanced Service Costs shall be payable within 30 days of Seller Parent’s delivery of an invoice setting forth the amount of such Enhanced Service Costs so payable, which may be sent by Seller Parent not more frequently than monthly, and which shall include appropriate supporting documentation of such costs.
(c)
The “Extended Service Fees” shall be payable for each month (or portion thereof on a pro-rated basis) during which this Agreement is in effect beyond the first anniversary of the Effective Date, in an amount equal to (i) $83,333 (if any Transitional Services other than the Data Supply Service are provided during such period); and (ii) $437,500, if the Data Supply Service is provided during such period. The Extended Service Fees shall be payable in advance beginning on the first anniversary of the Effective Date and each one-month anniversary thereafter.
Section 9.3
Decreases in Services Fees. There shall be no reduction to the Base Service Fees to reflect any reduction in Transitional Services during the first year of this Agreement (“Year 1”), nor with respect to $6.5 million of those Base Service Fees in the event of termination of this Agreement occurring during Year 1; provided that, for clarity:
(a)
in the event of any such termination of this Agreement during Year 1, (i) Buyer shall remain obligated to pay the then-outstanding remainder $6.5 million of Base Service Fees (to be calculated in the manner set out in Section 2.12(f)); but (ii) Buyer shall have no obligation to pay the pro-rated remainder of the $1,000,000 of the Base Services Fees not then paid or payable for Transitional Services then-rendered as at the effective date of such termination in accordance with this Agreement (e.g., no obligation to pay $500,000 of such Base Services Fees if this Agreement is terminated on the six month anniversary of the Effective Date);
(b)
nothing in this Section 9.3 shall limit or restrict any right of Buyer to reallocate, and be relieved of its obligations to pay, all or part of the $1,000,000 of the Base Services Fees as set out or contemplated in Section 2.12; and
(c)
after Year 1, any other Service Fees may be reduced to reflect a reduction of the Transitional Services as expressly set out in or contemplated by this Agreement and/or as agreed by the Parties.
Section 9.4
Billing and Payment Terms. Seller Parent shall invoice Buyer following the end of a given calendar month for (a) the Service Fees, (b) any Termination Fees, (c) any

Consent Fees, and (d) any Other Costs. Buyer acknowledges that there may be a lag in the submission of charges from third parties relating to the provision of the Transitional Services. Buyer shall pay all such non-disputed invoices within thirty (30) days after receipt thereof by wire transfer of immediately available funds to an account designated by Seller Parent in writing. Payments not made in accordance with the preceding sentence shall bear interest at a rate of 5% per annum, computed based on a 365-day year, from and including the date such payment is due until, but excluding, the date of payment. If Buyer disputes the amount of an invoice, Buyer shall pay all undisputed amounts under such invoice by the payment due date and shall deliver a written statement to Seller Parent before the payment due date listing all disputed items and describing in reasonable detail the reasons it disputes each item. If the Parties have not resolved the dispute within thirty (30) days of Seller Parent’s receipt of Buyer’s written statement, the dispute shall be resolved by the Parties in accordance with Section 6.2.
Section 9.5
Taxes. The Service Fees exclude any and all Taxes imposed on the sale or supply of the Transitional Services and any and all Taxes otherwise imposed on, sustained or incurred with respect to, or applicable to the Transitional Services. Buyer shall bear, and indemnify and hold Seller Parent and its Affiliates harmless from and against, any and all tariffs, duties, export or import fees, value-added, sales, use and other similar Taxes imposed on the sale of the Transitional Services or otherwise assessed on either Party (or its or their Affiliates) in connection with the Transitional Services or this Agreement, but excluding Taxes based on net income (however denominated), franchise taxes, and branch profits taxes of Seller Parent and its Affiliates.
Section 9.6
Withholding. All payments made by or on behalf of Buyer under this Agreement shall be made free and clear of, and without deduction for or on account of any Taxes, unless required under applicable Law. If Buyer is so required to withhold or deduct any amount for or on account of any Taxes from any payment made pursuant to this Agreement, Buyer shall (a) make such deductions or withholdings as are required by applicable Law, (b) timely pay the full amount deducted or withheld to the relevant Taxing authority and (c) provide Seller Parent with a receipt or other documentation evidencing such payment, including the amount paid and the applicable Taxing Authority to which payment was made. The Parties (and their Affiliates) shall reasonably cooperate regarding minimizing any Taxes required to be withheld, obtaining any refund or credit of such Taxes or exemption or exclusion from such Taxes, including by cooperating regarding filing any exemption or other similar forms or providing valid tax identification number or other relevant registration numbers, certificates or other documents.
ARTICLE X

DISCLAIMER OF WARRANTIES AND REPRESENTATIONS
Section 10.1
Disclaimer. Except as expressly set forth in Section 2.3, and subject to Article XI, Buyer (on behalf of it and its Affiliates) acknowledges and agrees that the Transitional Services are provided “AS IS”, that Buyer (on behalf of itself and its Affiliates) assumes all risks and liabilities arising from or relating to its use of and reliance upon the Transitional Services, and that Seller Parent (on behalf of itself and its Affiliates) makes no representation or warranty with respect thereto and Buyer acknowledges that it has relied on no such representation or warranty. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2.33, SELLER PARENT (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY EXPRESSLY DISCLAIMS ALL

REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSITIONAL SERVICES, WHETHER EXPRESS OR IMPLIED OR STATUTORY, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMPLIANCE WITH LAWS, MERCHANTABILITY OR FITNESS OF THE TRANSITIONAL SERVICES FOR A PARTICULAR PURPOSE.
Section 10.2
Buyer Compliance with Laws. Buyer and its Affiliates shall be solely responsible for their compliance with applicable Laws, and nothing in this Agreement shall be construed as a representation or warranty by Seller Parent that any Transitional Service or other items provided in connection therewith is sufficient to satisfy Buyer’s obligations under applicable Laws.
Section 10.3
Warranties. Each Party represents and warrants that it has full capacity and authority to enter into and to perform its obligations under this Agreement.
ARTICLE XI

INDEMNIFICATION AND LIMITATION OF LIABILITY
Section 11.1
Buyer Indemnification. Buyer shall indemnify, defend, and hold harmless Seller Parent, its Affiliates, and its and their respective equityholders, directors, partners, officers, employees and agents (collectively, the “Seller Parent Indemnified Parties”), from and against any and all losses, claims, damages, liabilities, fees, expenses, judgments or fines (“Losses”) based upon or related to a claim or demand made by any third Person (a “Third Party Claim”) arising as a result of (a) the Transitional Services or this Agreement, except to the extent: (i) subject to indemnification under Section 11.2 or (ii) arising out of or as a result of any act or omission (other than as part of providing the Transitional Services under and in accordance with this Agreement) of any Seller Party or any person acting on its behalf (including any breach of this Agreement or any other Transaction Documents, or any negligence, fraud, willful misconduct, or violation of applicable law, of or by any Seller Party or any person acting on its behalf), or (b) a breach by Buyer of its covenants in this Agreement. The foregoing shall constitute Buyer’s sole and exclusive liability, and Seller Parent’s sole and exclusive remedy, for any Losses based upon or related to any such Third Party Claims, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise arising under this Agreement. In addition, Buyer shall indemnify, defend, and hold harmless the Seller Parent Indemnified Parties from and against any and all Losses that are incurred by a Seller Parent Indemnified Party arising as a result of the Buyer Parties’, or Buyer Parties’ sub‑licensees’, breach of Section 7.3.
Section 11.2
Seller Parent Indemnification. Seller Parent shall indemnify, defend, and hold harmless Buyer, the Target Companies and its and their Affiliates and its and their respective equityholders, directors, partners, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses based upon or related to a Third Party Claim against the Buyer Indemnified Party arising as a result of: (a) a Third Party Claim that either: (i) the Maritime Proprietary Software; or (ii) AIS or AIS-derived data provided as part of the Data Supply Service (as defined in Schedule A), in each case, as and when used under and in accordance with this Agreement, infringes the Intellectual Property Rights of a third party; or (b) a breach by Seller Parent of its covenants in this Agreement. The foregoing shall constitute Seller Parent’s sole and exclusive liability, and Buyer’s sole and exclusive remedy, for any Losses based upon or related to any such Third Party Claims, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise arising under this Agreement. Seller Parent may, in its sole discretion, replace any Transitional Services to which any indemnified Losses are attributable in mitigation of such Losses.
Section 11.3
Statute of Limitations. Save with respect to any cause of action giving rise to a claim for indemnification with respect to Third Party Claims under Section 11, any cause of action that a Party may have against the other Party and that may arise under or in connection with the Transitional Services or this Agreement must be commenced within the one year after the cause of action has accrued, or shall be deemed to have been waived and/or withdrawn.
Section 11.4
Sole Remedy. Except for any claims seeking specific performance or an injunction for a Party’s breach of this Agreement and except for termination or suspension of this Agreement in accordance with its terms, the provisions of this Article XI shall be the sole and exclusive remedies of each Party, and the other Party’s sole and exclusive liability, with respect to the subject matter of this Agreement and each Party shall not be entitled to any further indemnification, contribution, recovery or other rights or claims of any nature whatsoever in respect thereof (whether under this Agreement or under any common law theory or any statute or other law or otherwise), all of which each Party hereby waives. Any and all claims, disputes or demands in any way related to the provision of the Transitional Services, whether undertaken by the other Party, an Affiliate of the other Party or a third-party contractor of the other Party providing the Transitional Service shall be made solely by the non-breaching Party and solely against the breaching Party under and pursuant to the terms of this Agreement. The limitations and disclaimers of Seller Parent’s liability in this Article XI shall apply to all Seller Parent Indemnified Parties and limitations and disclaimers of Buyer’s liability in this Article XI shall apply to all Buyer Indemnified Parties.
Section 11.5
Set-off. Regardless of any other rights under any other agreements or mandatory provisions of Laws, Buyer shall not have the right to set off the amount of any claim it may have:
(a)
under this Agreement, nor
(b)
only with respect to $6.5 million of the Base Service Fee payable to Seller Parent, otherwise,

whether contingent or otherwise, against any amount owed, or claimed to be owed, by Buyer to Seller Parent under this Agreement, the Purchase Agreement or otherwise.

Section 11.6
Indemnification Procedure. A Party that intends to claim indemnification pursuant to this Article XI (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) of any Third Party Claim for which the Indemnified Party intends to claim such indemnification. The Indemnifying Party shall have the right to participate in and to assume the defense thereof with counsel selected by the Indemnifying Party; provided that, the Indemnified Party shall have the right to retain its own counsel, with fees and expenses paid by the Indemnifying Party, if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceedings. The Indemnifying Party shall not enter into a settlement of such Third Party Claim that does not include a full release of the Indemnified Party or involves a remedy other than the payment of money, without the Indemnified Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party’s failure to deliver notice to the Indemnifying Party within a reasonable time after the Indemnified Party receives notice of any such Third Party Claim, if prejudicial to the Indemnified Party’s ability to defend such Third Party Claim, shall relieve the Indemnifying Party of any liability to the Indemnified Party under this Article XI with respect thereto, but the failure to deliver notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party otherwise than under this Article XI. The Indemnifying Party may not settle or otherwise consent to an adverse judgment in any such Third Party Claim that diminishes the rights or interests of the Indemnified Party without the prior express written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any Third Party Claim covered by this Article XI.
Section 11.7
Mitigation of Loss. Each Party shall use reasonable efforts to mitigate any Loss for which indemnification is sought under this Agreement in accordance with applicable Law. If a Party shall fail to mitigate any claim or liability in accordance with its obligations under the preceding sentence, then anything to the contrary contained herein notwithstanding, the other Party shall not be required to indemnify any Person solely for the portion of Losses that would reasonably be expected to have been avoided if the first Party had made such efforts.
Section 11.8
Limitations on Liability.
(a)
Notwithstanding any other provision of this Agreement but without limiting any obligation to pay Service Fees, Consent Fees, Termination Fees and other Costs, and except for any liability arising as a result of gross negligence, willful misconduct or fraud, (all the foregoing, together, the “Unlimited Liabilities”), in no event will the maximum aggregate liability of either Party, its Affiliates and its and their respective Representatives under or in connection with this Agreement exceed, and such maximum aggregate liability shall be limited to, the Service Fees paid or payable by the Buyer to the Seller Parent. SAVE WITH RESPECT TO ANY UNLIMITED LIABILITIES OR ANY AMOUNTS PAID OR PAYABLE TO A THIRD PARTY WITH RESPECT TO A THIRD PARTY CLAIM UNDER THE INDEMNITY IN SECTION 11.1 OR 11.2 (INCLUDING AMOUNTS AWARDED IN JUDGMENT OR AGREED IN SETTLEMENT OF ANY THIRD-PARTY CLAIMS), NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL, PUNITIVE, SPECIAL, INCIDENTAL OR EXEMPLARY DAMAGES, OR FOR LOST PROFITS OR BUSINESS INTERRUPTION DAMAGES, OR DAMAGES MEASURED BY MULTIPLES OF PROFITS OR MULTIPLES OF CASH FLOW OR ANY SIMILAR VALUATION REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, AND WHETHER OR NOT SUCH DAMAGES WERE FORESEEN OR UNFORESEEN.

(b)
Neither Party shall have any liability hereunder for any Losses to the extent that such Losses arise or result from (i) the actions, or failures to act, of the other Party or any of their employees, customers, consultants, contractors, agents or other representatives, (ii) the performance or usage, as applicable, of the Transitional Services by the other Party in violation of this Agreement, or (iii) the failure of such Party to perform its obligations under this Agreement as a result of its compliance with a direction provided by the other Party pursuant to this Agreement.
ARTICLE XII

FORCE MAJEURE
Section 12.1
In General. In the event that any of Seller Parent, its Affiliates or their respective third-party providers is wholly or partially prevented from, or delayed or restricted in, providing one or more Transitional Services, or one or more Transitional Services are interrupted or suspended, by an event or circumstance or set of circumstances which is beyond the reasonable control of the Seller Parent, its Affiliates or their respective third-party providers, including acts of God, acts of nature, acts, decrees or orders of governmental, regulatory or military authorities, fire, explosion, lack of utilities, accident, embargoes, disruption or delay in transportation, diseases, epidemics, pandemics, public health emergencies (whether or not a pandemic or public health emergency has actually been declared by any governmental body or pseudo governmental body), government mandated quarantines, shelter in place orders, bans on public gatherings, travel restrictions, lock-downs, or shut downs of public services, war, acts of terrorism, nuclear disaster, labor strikes (other than labor strikes affecting its personnel or the personnel of its Affiliates), work stoppages or slowdowns, legal or regulatory actions, including restraining orders and injunctions, civil unrest and/or riots, disruption of Internet access, including access disruptions as a result of any virus, worm or Trojan horse, or failure of public infrastructure or energy sources or other events in each case not occurring or in effect as at the date of the Purchase Agreement (a “Force Majeure Event”), and only to the extent the foregoing is beyond Seller Parent’s, its Affiliates’ or their respective third party service providers’ reasonable control, (a) Seller Parent shall not be obligated to deliver the affected Transitional Services during such period solely to the extent it is prevented from delivering the affected Transitional Services by a Force Majeure Event, (b) Seller Parent shall notify the Buyer in writing of the nature and extent of the circumstance(s) giving rise to such Force Majeure Event (including the affected Transitional Service(s)) as soon as is reasonably practicable following it becoming aware of the onset of such Force Majeure Event and the fact that it will cause such a delay or failure as aforesaid; (c) Seller Parent shall use reasonable efforts to mitigate the effect of Force Majeure Event and to carry out the relevant affected obligations under this Agreement; (d) Buyer shall not be obligated to pay for any Transitional Services not delivered during such period except for any Consent Fees in accordance with Section 3.3; and (e) the Service Periods of the affected Transitional Service(s) shall not be tolled or extended for the duration of the Force Majeure Event. If Seller Parent is excused from supplying a Transitional Service pursuant to Section 12.1, Buyer shall, at Buyer’s expense and without liability to Seller Parent, be free to acquire replacement services from a third party (provided any such third parties will have no right to access Seller Parent Systems or Seller Parent’s infrastructure) for the period and to the extent reasonably necessitated by such non-performance, or until notice is provided by Buyer that it no longer desires to acquire such Transitional Service from Seller Parent, whereupon this Agreement shall terminate with respect to such Transitional Service.

ARTICLE XIII

PRE-CLOSING REORGANIZATION

[NOT USED]

ARTICLE XIV

MISCELLANEOUS
Section 14.1
Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void; provided, however, that: (a) either Party may assign any of its rights under this Agreement to one or more Affiliates of such Party without the consent of the other Party, provided that such Affiliate remains an Affiliate of the assigning Party, (b) following receipt of a Divestment Order, the Buyer may assign, novate or transfer all or any of its rights under this Agreement to a New Buyer and/or any of that New Buyer’s Affiliates without the consent of Seller Parent in accordance with, and subject to, Section 2.12, and (c) no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 14.2
Authority. Except as contemplated in connection with the Transitional Services, neither of the Parties shall act or represent or hold itself out as having authority to act as an agent or partner of the other Party, or in any way bind or commit the other Party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement.
Section 14.3
Further Assurance. The parties shall (at the requesting party’s cost and expense) execute all such deeds and documents and do all such things as the parties may reasonably require to give full effect to the provisions of this Agreement and for perfecting the transactions intended to be effected under, or pursuant to, this Agreement (or any other document referred to in it) or otherwise for giving the Buyer or the Seller Parent (as the case may be) the full benefit of the provisions of this agreement (and the documents referred to in it).
Section 14.4
Affiliate Rights. Any right granted to the Buyer or any Target Company under this Agreement with respect to the Transitional Services is also deemed granted to any other Affiliate of Buyer, provided that such right is limited to each such Affiliates’ access, use and receipt of the benefit of the Transitional Services solely in relation to the Business.
Section 14.5
Parties in Interest. Subject to Section 2.11 and Section 2.12 (including any rights of a New Buyer and its Affiliates in accordance therewith), nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any rights or remedies under or by reason of this Agreement.
Section 14.6
Incorporation by Reference. Sections 12.1 (Amendment), 12.2 (Expenses), 12.3 (Waiver), 12.4 (Entire Agreement; Counterparts), 12.5 (Applicable Law; Jurisdiction), 12.6 (Attorneys’ Fees), 12.9 (Notices), 12.10 (Severability), and 12.14 (Construction) of the Purchase

Agreement are incorporated by reference into this Agreement and shall be applied mutatis mutandis herein. Delivery of process in accordance with the procedures set forth in Section 12.9 of the Purchase Agreement shall be deemed effective service of process in connection with any action or proceeding with respect to this Agreement.

The remainder of this page is intentionally left blank; signature page follows.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the Effective Date.

SPIRE GLOBAL, INC.

By: /s/ Theresa Condor
Name: Theresa Condor
Title: Chief Executive Officer

Signature Page to Transition Services Agreement

KPLER HOLDING SA

By: /s/ Francois Cazor
Name: Francois Cazor
Title: Director

Signature Page to Transition Services Agreement